Exhibit 99.1

NECB Earnings Press Release for 09/30/2025:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025

White Plains, New York, October 23, 2025 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $11.9 million, or $0.90 per basic share and $0.87 per diluted share, for the three months ended September 30, 2025 compared to net income of $12.7 million, or $0.97 per basic share and $0.95 per diluted share, for the three months ended September 30, 2024. In addition, the Company reported net income of $33.6 million, or $2.54 per basic share and $2.47 per diluted share, for the nine months ended September 30, 2025 compared to net income of $36.9 million, or $2.81 per basic share and $2.78 per diluted share, for the nine months ended September 30, 2024.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “We are once again pleased to be able to report continued strong performance throughout our entire loan portfolio, with continuing focus on construction lending in high demand, high absorption sub-markets. Loan demand remains strong with outstanding unfunded commitments exceeding $645 million at September 30, 2025.”

“Our New York City cooperative corporation lending program continues to grow, as does our multi-family lending throughout Eastern Massachusetts.”

“I am also pleased to announce that the Bank was ranked #1 nationwide for banks with less than $5 billion in assets and #2 of the top 25 banks nationwide by Bank Director Ranking Banks 2025. In addition, the Bank was previously recognized as a member of Piper Sandler’s Small Bank All Stars Class of 2023 and Class of 2024 and NECB was awarded the Raymond James Community Bankers Cup, which recognizes Excellence in Community Banking, for 2023 and 2024.”

Highlights for the three months and nine months ended September 30, 2025 are as follows:

•	Performance metrics continue to be strong with a return on average total assets ratio of 2.35%, a return on average shareholders’ equity ratio of 13.84%, and an efficiency ratio of 38.40% for the three months ended September 30, 2025. For the nine months ended September 30, 2025, the Company reported a return on average total assets ratio of 2.25%, a return on average shareholders’ equity ratio of 13.40%, and an efficiency ratio of 40.16%.

•	Asset quality metrics continue to remain strong with no non-performing loans at either September 30, 2025 or December 31, 2024, and non-performing assets to total assets of 0.03% and 0.25% at September 30, 2025 and at December 31, 2024, respectively. Our allowance for credit losses related to loans totaled $4.7 million, or 0.25% of total loans at September 30, 2025 compared to $4.8 million, or 0.27% of total loans at December 31, 2024.

•	Total stockholders’ equity increased by $25.7 million, or 8.1%, to $344.0 million, or 16.73% of total assets as of September 30, 2025 from $318.3 million, or 15.84% of total assets as of December 31, 2024.

Balance Sheet Summary

Total assets increased $46.7 million, or 2.3%, to $2.1 billion at September 30, 2025, from $2.0 billion at December 31, 2024. The increase in assets was primarily due to increases in net loans of $61.2 million, equity securities of $3.5 million, and securities held-to-maturity of $1.7 million, partially offset by decreases in cash and cash equivalents of $13.9 million, real estate owned of $4.6 million, and other assets of $2.0 million.

Cash and cash equivalents decreased $13.9 million, or 17.8%, to $64.3 million at September 30, 2025 from $78.3 million at December 31, 2024. The decrease in cash and cash equivalents was a result of partially funding an increase in net loans of $61.2 million.

Equity securities increased $3.5 million, or 16.0%, to $25.5 million at September 30, 2025 from $22.0 million at December 31, 2024. The increase in equity securities was attributable to the purchase of $3.0 million in equity securities during the nine months ended September 30, 2025 and market appreciation of $521,000 due to market interest rate volatility during the nine months ended September 30, 2025.

Securities held-to-maturity increased $1.7 million, or 11.6%, to $16.3 million at September 30, 2025 from $14.6 million at December 31, 2024 due to purchases of $2.5 million in municipal bonds, partially offset by $800,000 in maturities and pay-downs of various investment securities.

Loans, net of the allowance for credit losses, increased $61.2 million, or 3.4%, to $1.9 billion at September 30, 2025 from $1.8 billion at December 31, 2024. The increase in loans consisted of increases of $91.8 million in multi-family loans of which $53.3 million is attributed to residential cooperative building loans, $9.8 million in non-residential loans, and $2.9 million in commercial and industrial loans. The increases in these loan categories were partially offset by decreases of $40.5 million in construction loans, $1.6 million in consumer loans, $1.2 million in mixed-use loans, and $298,000 in one-to-four family loans. The decrease in our construction loan portfolio was due to normal pay-downs and principal reductions as construction projects were completed and either condominium units were sold to end buyers or multi-family rental buildings were refinanced by other financial institutions.

During the nine months ended September 30, 2025, we originated loans totaling $714.3 million consisting primarily of $528.3 million in construction loans, $107.8 million in multi-family loans of which $43.2 million is attributed to residential cooperative building loans, $66.5 million in commercial and industrial loans, $11.1 million in non-residential loans, and $730,000 in mixed-use loans. The $528.3 million in construction loans had 43.6% disbursed at loan closing, with the remaining funds to be disbursed over the terms of the construction loans.

The allowance for credit losses related to loans decreased to $4.7 million as of September 30, 2025, from $4.8 million as of December 31, 2024. The decrease in the allowance for credit losses related to loans was due to charge-offs totaling $678,000, offset by recoveries totaling $534,000 and provision for credit losses totaling $62,000.

Premises and equipment increased $702,000, or 2.8%, to $25.5 million at September 30, 2025 from $24.8 million at December 31, 2024 primarily due to the purchases of additional fixed assets and the expansion of our Kiryas Joel branch office.

Federal Home Loan Bank stock increased $13,000, or 3.3%, to $410,000 at September 30, 2025 from $397,000 at December 31, 2024 primarily due to an increase in mortgage-related assets.

Bank owned life insurance (“BOLI”) increased $513,000, or 2.0%, to $26.3 million at September 30, 2025 from $25.7 million at December 31, 2024 due to increases in the BOLI cash value.

Accrued interest receivable decreased $687,000, or 5.1%, to $12.8 million at September 30, 2025 from $13.5 million at December 31, 2024 due to a 25 basis point decrease in the Prime Rate that occurred in September 2025, partially offset by an increase of $61.2 million in the loan portfolio.

Real estate owned decreased $4.6 million, or 89.4%, to $545,000 at September 30, 2025 from $5.1 million at December 31, 2024 due to the sale of a foreclosed property to an independent third party and a charge-off totaling $222,000 on the remaining foreclosed property.

Property held for investment decreased $27,000, or 2.0%, to $1.3 million at September 30, 2025 from $1.4 million at December 31, 2024 due to the amortization of property.

Right of use assets — operating increased $211,000, or 5.3%, to $4.2 million at September 30, 2025 from $4.0 million at December 31, 2024, primarily due to the physical expansion of a branch office, partially offset by the amortization of the right of use assets.

Other assets decreased $2.0 million, or 17.4%, to $9.6 million at September 30, 2025 from $11.6 million at December 31, 2024 due to decreases of $2.5 million in tax assets and $7,000 in miscellaneous assets, partially offset by increases of $433,000 in suspense accounts and $15,000 in prepaid expenses.

Total deposits decreased $155.0 million, or 9.3%, to $1.5 billion at September 30, 2025 from $1.7 billion at December 31, 2024. The decrease in deposits was primarily due to decreases in certificates of deposit of $198.7 million, or 19.8% and savings account balances of $7.9 million, or 5.7%, partially offset by increases in NOW/money market accounts of $51.6 million, or 21.2% and non-interest bearing deposits of $1.7 million, or 0.6%. The decrease of $198.7 million in certificates of deposit consisted of decreases in brokered certificates of deposit of $117.6 million, or 27.0%, retail certificates of deposit of $106.8 million, or 20.8%, and military deposits of $4.8 million, or 24.1%, partially offset by an increase in non-brokered listing services certificates of deposit of $30.4 million, or 90.5%.

The decrease in brokered certificates of deposit was due to management’s strategy to reduce the cost of funds by “calling” higher rate brokered deposits on their call dates and to rely less on brokered deposits. The decrease in retail certificates of deposit was due to a shift in deposits to our retail high yield money market accounts. The increase in non-brokered listing services certificates of deposits was due to management’s strategy to diversify funding sources.

Advance payments by borrowers for taxes and insurance increased $1.2 million, or 75.5%, to $2.8 million at September 30, 2025 from $1.6 million at December 31, 2024 due primarily to accumulation of real estate tax payments from borrowers.

Borrowings increased to $170.0 million at September 30, 2025 from none at December 31, 2024 due primarily to management’s strategy to diversify funding sources.

Lease liability – operating increased $225,000, or 5.5%, to $4.3 million at September 30, 2025 from $4.1 million at December 31, 2024, primarily due to the physical expansion of a branch office and the resulting revision to the operating lease, partially offset by the amortization of the lease liability.

Accounts payable and accrued expenses increased $4.5 million, or 30.8%, to $19.0 million at September 30, 2025 from $14.5 million at December 31, 2024 due primarily to increases in accrued dividends payable of $3.4 million, accrued borrowing interest expense of $802,000, deferred compensation of $458,000, suspense accounts for loan closings of $51,000, and the allowance for credit losses for off-balance sheet commitments of $175,000, partially offset by a decrease in accrued expense of $548,000.

The allowance for credit losses for off-balance sheet commitments increased $175,000, or 24.9%, to $879,000 at September 30, 2025 from $704,000 at December 31, 2024 due primarily to an increase of $83.5 million, or 14.9%, in off-balance sheet commitments since December 31, 2024.

Stockholders’ equity increased $25.7 million, or 8.1% to $344.0 million at September 30, 2025, from $318.3 million at December 31, 2024. The increase in stockholders’ equity was due to net income of $33.6 million for the nine months ended September 30, 2025, an increase of $651,000 in earned employee stock ownership plan shares coupled with a reduction of $837,000 in unearned employee stock ownership plan shares, the amortization expense of $1.4 million relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, and $5,000 in other comprehensive income, partially offset by dividends declared of $10.7 million and $14,000 in stock options exercised.

Results of Operations for the Three Months Ended September 30, 2025 and 2024

Net Interest Income

Net interest income was $25.9 million for the three months ended September 30, 2025, as compared to $26.3 million for the three months ended September 30, 2024. The decrease in net interest income of $347,000, or 1.3%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense caused by decreases in the yield on interest earning assets and the cost of funds for interest bearing liabilities.

Total interest and dividend income decreased $1.9 million, or 4.6%, to $39.3 million for the three months ended September 30, 2025 from $41.2 million for the three months ended September 30, 2024. The decrease in interest and dividend income was due to a decrease in the yield on interest earning assets by 74 basis points from 8.89% for the three months ended September 30, 2024 to 8.15% for the three months ended September 30, 2025, partially offset by an increase in the average balance of interest earning assets of $76.5 million, or 4.1%, to $1.9 billion for the three months ended September 30, 2025 from $1.9 billion for the three months ended September 30, 2024.

Interest expense decreased $1.6 million, or 10.5%, to $13.3 million for the three months ended September 30, 2025 from $14.9 million for the three months ended September 30, 2024. The decrease in interest expense was due to a decrease in the cost of interest bearing liabilities by 54 basis points from 4.45% for the three months ended September 30, 2024 to 3.91% for the three months ended September 30, 2025, partially offset by an increase in average interest bearing liabilities of $26.4 million, or 2.0%, to $1.4 billion for the three months ended September 30, 2025 from $1.3 billion for the three months ended September 30, 2024.

Our net interest margin decreased 30 basis points, or 5.3%, to 5.38% for the three months ended September 30, 2025 compared to 5.68% for the three months ended September 30, 2024. The decrease in the net interest margin was due to a 100 basis points decrease in the Federal Funds rate from September 2024 to December 2024 and a 25 basis points decrease in the Federal Funds rate in September 2025 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded no credit loss expense for the three months ended September 30, 2025 compared to a credit loss expense of $105,000 for the three months ended September 30, 2024.

The credit loss expense of $105,000 for the three months ended September 30, 2024 was comprised of a credit loss expense for off-balance sheet commitments of $105,000 primarily attributable to an increase in the weighted average remaining maturity for the aggregate unfunded off-balance sheet commitments.

With respect to the allowance for credit losses for loans, we charged-off $75,000 during the three months ended September 30, 2025 as compared to charge-offs of $82,000 during the three months ended September 30, 2024. The charge-offs during both periods were against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $99,000 during the three months ended September 30, 2025 compared to no recoveries during the three months ended September 30, 2024. The recoveries of $99,000 during the three months ended September 30, 2025 comprised of recoveries from a previously charged-off unpaid overdraft on a demand deposit account.

Non-Interest Income

Non-interest income for the three months ended September 30, 2025 was $1.0 million compared to non-interest income of $1.3 million for the three months ended September 30, 2024. The decrease of $335,000, or 24.8%, in total non-interest income was primarily due to decreases of $377,000 in unrealized gain on equity securities and $17,000 in miscellaneous other non-interest income, partially offset by increases of $49,000 in other loan fees and service charges and $10,000 in BOLI income.

The decrease in unrealized gain on equity securities was due to an unrealized gain of $170,000 on equity securities during the three months ended September 30, 2025 compared to an unrealized gain of $547,000 on equity securities during the three months ended September 30, 2024. The unrealized gains of $170,000 and $547,000 on equity securities during the three months ended September 30, 2025 and 2024, respectively, were due to market interest rate volatility during both periods.

The increase of $49,000 in other loan fees and service charges was due to an increase of $50,000 in ATM/debit card/ACH fees. The increase in BOLI income of $10,000 was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $390,000, or 3.9%, to $10.4 million for the three months ended September 30, 2025 from $10.0 million for the three months ended September 30, 2024. The increase resulted primarily from increases of $281,000 in salaries and employee benefits, $198,000 in other operating expense, $133,000 in outside data processing expense, $38,000 in equipment expense, and $3,000 in occupancy expense, partially offset by decreases of $250,000 in real estate owned expense and $13,000 in advertising expense.

Income Taxes

We recorded income tax expense of $4.7 million and $4.9 million for the three months ended September 30, 2025 and 2024, respectively. For the three months ended September 30, 2025, we had approximately $216,000 in tax exempt income, compared to approximately $203,000 in tax exempt income for the three months ended September 30, 2024. Our effective income tax rate was 28.5% for the three months ended September 30, 2025 compared to 27.8% for the three months ended September 30, 2024.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024

Net Interest Income

Net interest income was $75.3 million for the nine months ended September 30, 2025 as compared to $77.5 million for the nine months ended September 30, 2024. The decrease in net interest income of $2.2 million, or 2.9%, was primarily due to a decrease in interest income that exceeded a decrease in interest expense and a decrease in the yield on interest earning assets, partially offset by a smaller decrease in the cost of funds for interest bearing liabilities.

Total interest and dividend income decreased $4.0 million, or 3.4%, to $115.5 million for the nine months ended September 30, 2025 from $119.5 million for the nine months ended September 30, 2024. The decrease in interest and dividend income was due to a decrease in the yield on interest earning assets by 75 basis points from 8.85% for the nine months ended September 30, 2024 to 8.10% for the nine months ended September 30, 2025, partially offset by an increase in the average balance of interest earning assets of $100.3 million, or 5.6%, to $1.9 billion for the nine months ended September 30, 2025 from $1.8 billion for the nine months ended September 30, 2024.

Interest expense decreased $1.8 million, or 4.3%, to $40.2 million for the nine months ended September 30, 2025 from $42.0 million for the nine months ended September 30, 2024. The decrease in interest expense was due to a decrease in the cost of interest bearing liabilities by 41 basis points from 4.36% for the nine months ended September 30, 2024 to 3.95% for the nine months ended September 30, 2025, partially offset by an increase in average interest bearing liabilities of $72.4 million, or 5.6%, to $1.4 billion for the nine months ended September 30, 2025 from $1.3 billion for the nine months ended September 30, 2024.

Net interest margin decreased 46 basis points, or 8.0%, to 5.28% for the nine months ended September 30, 2025 compared to 5.74% for the nine months ended September 30, 2024. The decrease in the net interest margin was due to a 100 basis points decrease in the Federal Funds rate from September 2024 to December 2024 and a 25 basis points decrease in the Federal Funds rate in September 2025 that resulted in a decrease in the yield on interest-earning assets, partially offset by a smaller decrease in the cost of funds on interest-bearing liabilities.

Credit Loss Expense

The Company recorded a credit loss expense of $237,000 for the nine months ended September 30, 2025 compared to a credit loss expense reduction of $286,000 for the nine months ended September 30, 2024. The credit loss expense of $237,000 for the nine months ended September 30, 2025 was comprised of credit loss expense for loans of $62,000 and credit loss expense for off-balance sheet commitments of $175,000.

The credit loss expense for loans of $62,000 for the nine months ended September 30, 2025 was primarily due to an increase in the multi-family loan portfolio. The credit loss expense for off-balance sheet commitments of $175,000 for the nine months ended September 30, 2025 was primarily due to an increase in unfunded off-balance sheet commitments.

The credit loss expense reduction of $286,000 for the nine months ended September 30, 2024 was comprised of a credit loss expense reduction for loans of $145,000, a credit loss expense reduction for off-balance sheet commitments of $130,000, and a credit loss expense reduction for held-to-maturity investment securities of $11,000. The credit loss expense reduction for loans of $145,000 for the nine months ended September 30, 2024 was primarily attributed to favorable trends in the economy. The credit loss expense reduction for off-balance sheet commitments of $130,000 for the nine months ended September 30, 2024 was primarily attributed to a reduction of $69.1 million in the level of off-balance sheet commitments, partially offset by an increase in the weighted average remaining maturity for the aggregate unfunded off-balance sheet commitments during the quarter ended September 30, 2024.

With respect to the allowance for credit losses for loans, we charged-off $678,000 during the nine months ended September 30, 2025 as compared to charge-offs of $115,000 during the nine months ended September 30, 2024. The charge-offs during both periods were against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $534,000 during the nine months ended September 30, 2025 compared to no recoveries during the nine months ended September 30, 2024. The recoveries of $534,000 during the nine months ended September 30, 2025 comprised of recoveries of $350,000 with respect to a previously charged-off non-residential mortgage loan and $184,000 from previously charged-off unpaid overdrafts on demand deposit accounts.

Non-Interest Income

Non-interest income for the nine months ended September 30, 2025 was $3.1 million compared to non-interest income of $2.6 million for the nine months ended September 30, 2024. The increase of $473,000, or 18.0%, in total non-interest income was primarily due to increases of $376,000 in other loan fees and service charges, $76,000 in unrealized gain on equity securities, and $28,000 in BOLI income, partially offset by a decrease of $7,000 in miscellaneous other non-interest income.

The increase of $376,000 in other loan fees and service charges was due to increases of $231,000 in other loan fees and loan servicing fees, $141,000 in ATM/debit card/ACH fees, and $4,000 in deposit account fees. The increase in unrealized gain on equity securities was due to an unrealized gain of $521,000 on equity securities during the nine months ended September 30, 2025 compared to an unrealized gain of $445,000 on equity securities during the nine months ended September 30, 2024. Both the unrealized gains on equity securities during the 2024 and 2025 periods were due to market interest rate volatility during the respective periods. The increase in BOLI income of $28,000 was due to an increase in the yield on BOLI assets.

Non-Interest Expense

Non-interest expense increased $2.3 million, or 8.0%, to $31.5 million for the nine months ended September 30, 2025 from $29.1 million for the nine months ended September 30, 2024. The increase resulted primarily from increases of $1.3 million in salaries and employee benefits, $529,000 in other operating expense, $384,000 in outside data processing expense, $111,000 in occupancy expense, $34,000 in equipment expense, and $30,000 in advertising expense, partially offset by a decrease of $12,000 in real estate owned expense.

Income Taxes

We recorded income tax expense of $13.1 million and $14.4 million for the nine months ended September 30, 2025 and 2024, respectively. For the nine months ended September 30, 2025, we had approximately $630,000 in tax exempt income, compared to approximately $597,000 in tax exempt income for the nine months ended September 30, 2024. Our effective income tax rates were 28.0% and 28.1% for the nine months ended September 30, 2025 and 2024, respectively.

Asset Quality

Non-performing assets were $545,000 at September 30, 2025 compared to $5.1 million at December 31, 2024. Non-performing assets as of September 30, 2025 consisted of one foreclosed property located in Pittsburgh, Pennsylvania. The decrease in non-performing assets was due to a charge-off of $222,000 on the Pittsburgh foreclosed property and the sale of a foreclosed property totaling $4.3 million located in the Bronx, New York on June 30, 2025 to a third-party buyer at no loss to the Company and which, in connection therewith, we provided the financing to complete the multi-family project.

Our ratio of non-performing assets to total assets remained low at 0.03% at September 30, 2025 as compared to 0.25% at December 31, 2024.

The Company’s allowance for credit losses related to loans was $4.7 million, or 0.25% of total loans as of September 30, 2025, compared to $4.8 million, or 0.27% of total loans as of December 31, 2024. Based on a review of the loans that were in the loan portfolio at September 30, 2025, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at September 30, 2025, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $879,000 and the allowance for credit losses related to held-to-maturity debt securities totaled $126,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 16.73% as of September 30, 2025. At September 30, 2025, the Company had the ability to borrow $740.2 million from the Federal Reserve Bank of New York, $38.5 million from the Federal Home Loan Bank of New York, and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of September 30, 2025, the Bank had a tier 1 leverage capital ratio of 16.10% and a total risk-based capital ratio of 15.09%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission costs and Federal excise taxes. Of the total shares repurchased under this program, 957,275 of such shares were repurchased during 2023 at a total cost of $13.7 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. As of September 30, 2025, the Company had repurchased 1,091,174 shares of common stock under its second repurchase program, at a cost of $17.2 million, including commission costs and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation or recessionary conditions and their impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts, the impact of changing political conditions or federal government shutdowns, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	December 31,
	2025	2024

	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$11,155	$13,700
Interest-bearing deposits	53,182	64,559
Total cash and cash equivalents	64,337	78,259
Certificates of deposit	100	100
Equity securities	25,515	21,994
Securities held-to-maturity (net of allowance for credit losses of $126 and $126, respectively)	16,308	14,616
Loans receivable	1,873,598	1,812,647
Deferred loan costs (fees), net	156	(49)
Allowance for credit losses	(4,748)	(4,830)
Net loans	1,869,006	1,807,768
Premises and equipment, net	25,507	24,805
Investments in restricted stock, at cost	410	397
Bank owned life insurance	26,251	25,738
Accrued interest receivable	12,794	13,481
Real estate owned	545	5,120
Property held for investment	1,343	1,370
Right of Use Assets – Operating	4,212	4,001
Right of Use Assets – Financing	344	347
Other assets	9,574	11,585
Total assets	$2,056,246	$2,009,581
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$287,248	$287,135
Interest bearing	1,228,146	1,383,240
Total deposits	1,515,394	1,670,375
Advance payments by borrowers for taxes and insurance	2,840	1,618
Borrowings	170,000	-
Lease Liability – Operating	4,333	4,108
Lease Liability – Financing	638	609
Accounts payable and accrued expenses	18,998	14,530
Total liabilities	1,712,203	1,691,240

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 14,027,240 shares and 14,016,254 shares outstanding, respectively	140	140
Additional paid-in capital	112,266	110,091
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(5,435)	(6,088)
Retained earnings	236,843	213,974
Accumulated other comprehensive income	229	224
Total stockholders’ equity	344,043	318,341
Total liabilities and stockholders’ equity	$2,056,246	$2,009,581

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(In thousands, except per share amounts)		(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$38,281	$39,484	$111,903	$114,821
Interest-earning deposits	716	1,472	2,824	4,058
Securities	282	227	798	662
Total Interest Income	39,279	41,183	115,525	119,541
INTEREST EXPENSE:
Deposits	11,929	14,630	37,915	40,459
Borrowings	1,401	257	2,303	1,559
Financing lease	10	10	29	29
Total Interest Expense	13,340	14,897	40,247	42,047
Net Interest Income	25,939	26,286	75,278	77,494
Provision for (reversal of) credit loss	—	105	237	(286)
Net Interest Income after Provision for (Reversal of) Credit Loss	25,939	26,181	75,041	77,780
NON-INTEREST INCOME:
Other loan fees and service charges	638	589	1,989	1,613
Earnings on bank owned life insurance	177	167	514	486
Unrealized gain on equity securities	170	547	521	445
Other	29	46	83	90
Total Non-Interest Income	1,014	1,349	3,107	2,634
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,416	5,135	17,000	15,738
Occupancy expense	738	735	2,227	2,116
Equipment	225	187	695	661
Outside data processing	814	681	2,308	1,924
Advertising	115	128	340	310
Real estate owned expense	238	488	515	527
Other	2,805	2,607	8,393	7,864
Total Non-Interest Expenses	10,351	9,961	31,478	29,140
INCOME BEFORE PROVISION FOR INCOME TAXES	16,602	17,569	46,670	51,274
PROVISION FOR INCOME TAXES	4,737	4,883	13,068	14,416
NET INCOME	$11,865	$12,686	$33,602	$36,858

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.90	$0.97	$2.54	$2.81
Earnings per share - diluted	0.87	0.95	2.47	2.78
Weighted average shares outstanding - basic	13,252	13,075	13,228	13,108
Weighted average shares outstanding - diluted	13,632	13,417	13,626	13,279
Performance ratios/data:
Return on average total assets	2.35%	2.62%	2.25%	2.61%
Return on average shareholders' equity	13.84%	16.48%	13.40%	16.55%
Net interest income	$25,939	$26,286	$75,278	$77,494
Net interest margin	5.38%	5.68%	5.28%	5.74%
Efficiency ratio	38.40%	36.04%	40.16%	36.37%
Net charge-off ratio	0.00%	0.02%	0.01%	0.01%

			September 30, 2025	December 31, 2024
Loan portfolio composition:
One-to-four family			$3,174	$3,472
Multi-family			298,414	206,606
Mixed-use			25,388	26,571
Total residential real estate			326,976	236,649
Non-residential real estate			39,258	29,446
Construction			1,385,654	1,426,167
Commercial and industrial			121,679	118,736
Consumer			31	1,649
Gross loans			1,873,598	1,812,647
Deferred loan costs (fees), net			156	(49)
Total loans			$1,873,754	$1,812,598
Asset quality data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			-	-
OREO property			545	5,120
Total non-performing assets			$545	$5,120

Allowance for credit losses to total loans			0.25%	0.27%
Allowance for credit losses to non-performing loans			0.00%	0.00%
Non-performing loans to total loans			0.00%	0.00%
Non-performing assets to total assets			0.03%	0.25%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets			15.09%	13.92%
Common equity tier 1 capital to risk-weighted assets			14.83%	13.65%
Tier 1 capital to risk-weighted assets			14.83%	13.65%
Tier 1 leverage ratio			16.10%	14.44%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,826,726	$38,281	8.38%	$1,717,875	$39,484	9.19%
Securities	39,901	275	2.76%	34,920	212	2.43%
Federal Home Loan Bank stock	1,070	7	2.62%	712	15	8.43%
Other interest-earning assets	61,177	716	4.68%	98,903	1,472	5.95%
Total interest-earning assets	1,928,874	39,279	8.15%	1,852,410	41,183	8.89%
Allowance for credit losses	(4,724)			(4,914)
Non-interest-earning assets	91,219			90,313
Total assets	$2,015,369			$1,937,809

Interest-bearing demand deposit	$298,408	$2,559	3.43%	$228,975	$2,423	4.23%
Savings and club accounts	134,258	730	2.17%	140,047	848	2.42%
Certificates of deposit	807,285	8,640	4.28%	946,290	11,359	4.80%
Total interest-bearing deposits	1,239,951	11,929	3.85%	1,315,312	14,630	4.45%
Borrowed money	125,346	1,411	4.50%	23,603	267	4.52%
Total interest-bearing liabilities	1,365,297	13,340	3.91%	1,338,915	14,897	4.45%
Non-interest-bearing demand deposit	284,100			271,207
Other non-interest-bearing liabilities	23,046			19,758
Total liabilities	1,672,443			1,629,880
Equity	342,926			307,929
Total liabilities and equity	$2,015,369			$1,937,809

Net interest income / interest spread		$25,939	4.24%		$26,286	4.44%
Net interest rate margin			5.38%			5.68%
Net interest earning assets	$563,577			$513,495
Average interest-earning assets to interest-bearing liabilities	141.28%			138.35%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,783,195	$111,903	8.37%	$1,672,582	$114,821	9.15%
Securities	38,176	775	2.71%	34,071	607	2.38%
Federal Home Loan Bank stock	637	23	4.81%	752	55	9.75%
Other interest-earning assets	79,145	2,824	4.76%	93,417	4,058	5.79%
Total interest-earning assets	1,901,153	115,525	8.10%	1,800,822	119,541	8.85%
Allowance for credit losses	(4,892)			(4,977)
Non-interest-earning assets	94,435			90,087
Total assets	$1,990,696			$1,885,932

Interest-bearing demand deposit	$290,663	$7,405	3.40%	$202,097	$6,300	4.16%
Savings and club accounts	138,116	2,221	2.14%	160,296	3,032	2.52%
Certificates of deposit	860,890	28,289	4.38%	880,741	31,127	4.71%
Total interest-bearing deposits	1,289,669	37,915	3.92%	1,243,134	40,459	4.34%
Borrowed money	69,812	2,332	4.45%	43,916	1,588	4.82%
Total interest-bearing liabilities	1,359,481	40,247	3.95%	1,287,050	42,047	4.36%
Non-interest-bearing demand deposit	276,529			282,786
Other non-interest-bearing liabilities	20,433			19,163
Total liabilities	1,656,443			1,588,999
Equity	334,253			296,933
Total liabilities and equity	$1,990,696			$1,885,932

Net interest income / interest spread		$75,278	4.15%		$77,494	4.49%
Net interest rate margin			5.28%			5.74%
Net interest earning assets	$541,672			$513,772
Average interest-earning assets to interest-bearing liabilities	139.84%			139.92%